                                                                    EXHIBIT 99.1

                            BANK ONE, ARIZONA, N.A.
                         ANNUAL SERVICER'S CERTIFICATE
                       BANC ONE AUTO GRANTOR TRUST 1996-B



The undersigned, a duly authorized representative of Bank One, Arizona, N.A., as Servicer (the "Servicer"), pursuant to Section 3.10(a) of the Pooling and Servicing Agreement dated as of June 1, 1996 (the "Agreement") between the Servicer, Banc One ABS Corporation, as Seller, and Bankers Trust Company, as Trustee, does hereby certify on behalf of the Servicer as follows:

        (1) Bank One, Arizona, N.A., is, as of the date hereof, the Servicer under the Agreement.

        (2) Capitalized terms used in this Certificate have their respective meanings as set forth in the Agreement.

        (3) A review of the activities of the Servicer during the period from January 1, 1999 to December 31, 1999 (the "Applicable Period") and of its performance under the Agreement has been made by me or under my supervision.

        (4) Based on such review, the Servicer has, to the best of my knowledge, fulfilled all its obligations under the Agreement throughout the Applicable period and no default in the fulfillment of such obligations has occurred or is continuing except as set forth in paragraph 5 below.

        (5) The following is a description of each default in the performance of the Servicer's obligations under the provisions of the Agreement known to me to have been made by the Servicer during the year ended December 31, 1999: NONE.


IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Certificate as of the 31st day of December 1999.


                              BANK ONE, ARIZONA, N.A., as Servicer



                              By:   /s/Tracie H. Klein
                                  ----------------------------
                                  Name:  Tracie H. Klein
                                  Title: Vice President